Exhibit 99.1

Startek Appoints Vikash Sureka as Global Chief Financial Officer

●	Sureka's Appointment is the Latest in a Focused Talent Strategy to Maximize Growth and Long-Term Shareholder Value
●	Finance Veteran Brings More Than 20 Years of Experience in Risk Management, M&A, Board and Investor Relations, Taxation, and Accounting
●	He Succeeds Ramesh Kamath, Who Will Begin a New Role as Senior Advisor, M&A and Strategy

Greenwood Village, Colorado and Mumbai, India – February 25, 2021 – Startek (NYSE: SRT), a global provider of customer experience management solutions, today announced the appointment of Vikash Sureka as Global Chief Financial Officer (CFO), effective February 25, 2021. Vikash Sureka will succeed Ramesh Kamath, who is transitioning to a new role as Senior Advisor, M&A and Strategy.

Vikash comes with 25 years of rich and extensive finance experience. He previously served as the Chief Financial Officer at IBS Software (IBS), a SaaS-enabled software solutions company for the travel industry. At IBS, Vikash was responsible for driving key improvements across multiple finance functions, including accounting, risk management, value creation, strategic planning, financing & fund raising, board reporting and governance, and direct taxation. Before IBS, Vikash also held finance leadership positions at Wipro Limited and App Labs Technologies (a CSC company).

Aparup Sengupta, Executive Chairman and Global CEO, commented, "I want to thank Ramesh for his tremendous contributions to Startek. He played a significant role in creating and implementing our global financial practices and working closely with investors and board members to achieve our financial goals."

He added, "I am excited for Vikash to join Startek's executive leadership team. His experience operating in complex global environments and his proven track record of profitable business growth, M&A, prudent financial controls, and building winning teams will be an invaluable asset to Startek."

Vikash added: "I am honored to join the team at Startek during such an important time in the company's evolution. Startek is a global leader driving CX transformation across global markets, and the possibilities of what Startek can achieve are truly inspiring. I am deeply committed to creating value for our customers, partners, employees and shareholders alike."

About Startek

Startek is a global provider of tech-enabled business process management solutions. The company provides omni-channel customer experience, digital transformation, and technology services to some of the finest brands globally. Startek is committed to impacting clients’ business outcomes by focusing on enhancing customer experience and digital & AI enablement across all touch points and channels. Startek has more than 40,000 CX experts spread across 46 delivery campuses in 13 countries. The company services over 250 clients across a range of industries such as Banking and Financial Services, Insurance, Technology, Telecom, Healthcare, Travel & Hospitality, Ecommerce, Consumer Goods, Retail, and Energy & Utilities. To learn more about Startek’s global solutions, please visit www.startek.com.

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